Exhibit 10.11

July 23, 2020

Liz Homans

Electronic delivery

Re:	Amended Offer of Employment by Lyell Immunopharma, Inc.

Dear Liz:

As you know, you are currently employed with Lyell Immunopharma, Inc. (the “Company”) as its President pursuant to an offer letter between you and the Company dated September 14, 2018 (the “Original Offer Letter”). The Company is amending and restating the terms of the Original Offer Letter to reflect your new position as Chief Executive Officer (“CEO”) of the Company and the corresponding changes in your terms and conditions of employment. This amended offer letter (the “Amended Offer Letter”) supersedes and replaces the terms and conditions set forth in the Original Offer Letter in their entirety. The terms of this Amended Offer Letter will be effective as of August 1, 2020 (the “Effective Date”). Prior to the Effective Date, the terms of the Original Offer Letter will remain in full force and effect.

As CEO, you will perform duties as are commensurate and consistent with your position. You will also serve as a member of the Company’s Board of Directors (the “Board”) in accordance with the terms of the A&R Voting Agreement, which the Company anticipates becoming effective within the next month. Your position will be officer level and you will be entitled to defense, indemnity, and D&O insurance coverage to the same extent and at the same level as other officers in the Company. In this role you will report to the Board. The terms of our offer and the benefits currently provided by the Company are as follows:

1. Cash Compensation.

(a) Salary. As of the Effective Date, your salary will be five hundred fifteen thousand dollars ($515,000) annually, less payroll deductions and withholdings. It will be paid on the Company’s regular payroll schedule, and will be subject to annual review by the Board.

(b) Target Annual Bonus. In addition, you will be eligible for an annual incentive bonus of up to 60% of your base salary at target, based on the achievement of annual corporate objectives that were approved by the Board or the Compensation Committee of the Board. The annual bonus for the 2020 fiscal year will be prorated based upon your salary and target bonus level in the Original Offer Letter before the Effective Date and the length of employment during the 2020 fiscal year after the Effective Date of this Amended Offer Letter. Any bonus for a fiscal year will be considered earned and will be paid within 3 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The good faith determinations of the Board with respect to your bonus will be final and binding.

Amended Employment Offer

2. Benefits. In addition, you will continue to be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its senior executives from time to time pursuant to the terms of those plans.

3. Termination of Employment Without Cause or for Good Reason.

(a) If (1) the Company terminates your employment without Cause, or (2) you resign for Good Reason (each, as defined in Appendix A hereto), then you shall receive the following termination payments and benefits, subject to the conditions set forth in Section 3(c) herein:

(i) (A) unpaid Salary earned through the date of termination, (B) unused vacation that has accrued and would be payable under the Company’s standard policy ((A) and (B), collectively, the “Accrued Obligations”), and (C) any discretionary bonus that the Company had determined to pay to you but which had not yet been paid to you as of the date of your termination, payable in a lump sum on the next regularly scheduled payroll date following the date on which your employment terminated;

(ii) an amount equal to eighteen (18) months’ base salary, at the rate in effect immediately prior to termination, without giving effect to any reduction that results in a resignation for Good Reason, payable in accordance with the terms below (collectively, the “Severance Payments”);

(iii) a pro-rated annual bonus for the year in which termination occurs, paid at target in proportion to the percentage of that year in which you were an employee of the Company; and

(iv) the employer portion of COBRA continuation coverage, for you and your dependents, so long as you have not become actually covered by the medical plan of a subsequent employer during any such month and are otherwise entitled to COBRA continuation coverage, with such payments to continue for up to a maximum of eighteen (18) months following the date of termination. After such period, you are responsible for paying the full cost for any additional COBRA continuation coverage to which you are then entitled.

(b) As a condition to receiving the payments and benefits under this Section 3 other than the Accrued Obligations, you shall timely execute (and not revoke within the applicable revocation period) a general release and waiver of all claims against the Company, which release and waiver shall be in substantially the form attached hereto as Appendix B. In order to be considered “timely” within the meaning of the preceding sentence, such release and waiver shall be delivered to the Company (or, with respect to a Change in Control, any surviving or successor employer (“Successor Employer”) thereto) and become effective and irrevocable within sixty (60) days after the date of employment termination.

(c) Notwithstanding anything herein, including Appendix A, to the contrary, termination of employment by you will not be for Good Reason unless (1) you notify the Company in writing of the existence of the condition which you believe constitutes Good Reason within thirty (30) days of when you become aware of the initial existence of such condition (which notice specifically identifies such condition), (2) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and

Amended Employment Offer

(3) you actually terminate employment within thirty (30) days after the expiration of the Remedial Period and before the Company remedies such condition. If you terminate employment before the expiration of the Remedial Period or after the Company remedies the condition (even if after the end of the Remedial Period), then your termination will not be considered to be for Good Reason. Notwithstanding anything herein to the contrary, termination of your employment shall not be for Cause unless the Company notifies you in writing on or before the date of termination that your termination was for Cause.

(d) Subject to Section 3(b), Severance Payments under Section 3(a)(i) shall be paid to you through the Company’s normally scheduled payroll, beginning with the first payroll period following the 60th day after the date on which your employment was terminated without Cause or you resigned for Good Reason.

4. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. You acknowledge that you are required to, and that you will, continue to comply with, the “Employee Invention Assignment and Confidentiality Agreement” by and between you and the Company dated September 17, 2018. During the period that you render services to the Company, you otherwise agree to not engage in any other employment, business or activity that is in any way competitive with the business or proposed business of the Company, except that you may be permitted to sit on one (1) external board of directors, provided that such board membership does not create an actual or perceived conflict of interest and is not for a competitive entity, as determined by the Board in its discretion, and subject to the Company’s Board’s advance written approval. Eighteen (18) months after the Effective Date of this Amended Offer Letter, the Board will consider the approval of one additional external board membership by you subject to the conditions in the preceding sentence. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

5. No Breach of Obligations to Prior Employers. You represent that your continued employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

6. Equity Grants.

(a) The Company has previously granted you options to purchase up to 3,699,198 shares of the Company’s common stock (“Common Stock”) under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”). Those equity interests shall continue to be governed in all respects by the terms of the applicable equity agreements, grant notices, and the 2018 Plan.

(b) The Company also previously granted you an option to purchase up to 693,840 shares of Common Stock that vested based on the occurrence of certain milestones. The Company will recommend to the Board that the vesting schedule with respect to the shares of Common Stock subject to such option be modified such that the shares will vest solely based on

Amended Employment Offer

the passage of time and your continuous service to the Company on the following schedule: 25% of the shares of Common Stock subject to the option will be deemed to have vested as of the first anniversary of the grant date, which grant date was November 6, 2018, and an additional 1/48th of the shares of Common Stock subject to the option will vest per month thereafter, so long as you remain employed by the Company. However, the modification of the vesting schedule remains subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Other than the potential modification of the vesting schedule, the option shall continue to be governed in all respects by the terms of the applicable option agreement, grant notice, and the 2018 Plan.

(c) In addition, in connection with your promotion to CEO of the Company under the terms of this Amended Offer Letter, we will recommend to the Board that you be granted options to purchase shares of Common Stock under the 2018 Plan, each with an exercise price equal to the fair market value of the Common Stock as determined by the Board on the date it approves such grant, as follows:

(i) An option to purchase up to 3,352,300 shares of Common Stock (the “New Option”) which will vest at the rate of 1/48th of the shares per month, beginning on the Effective Date, over four (4) years, so long as you remain continuously employed by the Company. The New Option will be governed by the applicable option agreement, grant notice, and the 2018 Plan. As a condition of receiving the New Option, you agree to sign (i) a counterpart signature page as a “Key Holder” to the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of March 5, 2020, by and among the Company and the other parties thereto, and (ii) a counterpart signature page or adoption agreement to the Amended and Restated Voting Agreement of the Company, as currently then in effect, each to the extent you have not previously done so.

(ii) If, after twelve (12) months in your role as CEO, the Board, in its sole discretion, x) approves, based on its review of performance against the 2020 corporate goals, a corporate score of at least 90%, (not including goals that are no longer deemed applicable) and y) determines that the Company has made reasonable progress towards achieving its 2021 corporate goals (as approved by the Board), an option to purchase shares of Common Stock equal to the amount of shares to bring your total equity ownership in the Company up to 3.4% of the Company’s fully-diluted outstanding shares of equity capital as of the date of the grant (the “Additional Option”). The Additional Option will vest at the rate of 1/48th of the shares per month, beginning on the grant date, over four (4) years, so long as you remain continuously employed by the Company. The Additional Option, if granted, will be governed by the applicable option agreement, grant notice, and the 2018 Plan. The Additional Option, if granted, is in lieu of and not in addition to any annual equity grant approved by the Board or other equity grant approved in 2021.

(d) Notwithstanding anything to the contrary in the applicable option agreements, grant notices, and the 2018 Plan, upon the effective date of a Change in Control (as defined in Appendix A hereto), you shall receive accelerated vesting of all of your then-outstanding and unvested equity awards (including any future awards granted after the date of the Effective Date of this Amended Offer Letter) which would otherwise become vested solely on the passage of time and your continuous service to the Company such that 100% of your then-outstanding and

Amended Employment Offer

unvested equity awards which would otherwise become vested solely on the passage of time and your continuous service to the Company will be fully vested and exercisable, provided that you are an employee of the Company as of the effective date of such Change of Control. Such acceleration will be effective as of the effective date of such Change of Control. For clarity, there is no acceleration of vesting under the terms of this Amended Offer Letter outside of the context of a Change in Control. In addition, in the event: (i) the Company terminates your employment without Cause or you resign from your employment with the Company for Good Reason, in each case prior to the effective date of a Change of Control, or, (ii) your service is Terminated (as defined in the 2018 Plan) due to your death or Disability (as defined in the 2018 Plan), or you die within three (3) months following your Termination (as defined in the 2018 Plan) for any reason other than for Cause, then the period during which you may exercise the New Option and the Additional Option, in each case to the extent granted, will be the earlier of (a) five (5) years following the date of your Termination, (b) the one (1) year anniversary following the effective date of a registration statement of the Company’s equity securities to the public filed under the Securities Act of 1933, as amended, and (c) the expiration date of the applicable option grant, provided that the applicable option grant may terminate earlier pursuant to the 2018 Plan, including, without limitation, in connection with a dissolution or liquidation of the Company or a transaction described in Section 11.1 of the Plan, subject to your satisfaction of the conditions for receipt of severance benefits as set forth in Section 3(b) herein. In any other case, the Company’s standard periods for exercising stock options will be in effect.

Further details on any specific option grant to you will be provided upon approval of such grant by the Board.

7. At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept this offer, you will continue to be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and duly-authorized member of the Board (other than yourself).

8. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or

Amended Employment Offer

causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”).” In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

9. Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

10. Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your termination

Amended Employment Offer

to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon termination set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your termination with the Company, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

11. Entire Agreement. This Amended Offer Letter, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, including the Original Offer Letter, negotiations and agreements, if any, whether written or oral, relating to such subject matter as of the Effective Date. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

12. Attorney Fees. The Company will reimburse you for up to $5000.00 for your reasonable attorney fees in reviewing and negotiating this Agreement, upon receipt of one or more letters from counsel that you have incurred at least the amount sought, and with payment to be made within 10 days after receipt of the letter.

13. Acceptance. If you decide to accept the terms of this Amended Offer Letter, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to continue our productive working relationship.

Very truly yours,

/s/ Cathy Friedman
Cathy Friedman, Director

I have read and understood this Amended Offer Letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

Amended Employment Offer

/s/ Elizabeth Homans	Date signed: 7/24/2020
Elizabeth Homans

APPENDIX A

DEFINITIONS

Capitalized terms used below that are not defined in this Appendix A have the meanings set forth in the offer letter (the “Agreement”) between you (“Executive”) and the Company, to which this Appendix A is attached. As used in the Agreement:

1. “Cause” means:

(a) Executive is indicted for, convicted of, or pleads guilty or nolo contendere to, a felony or crime involving moral turpitude;

(b) Executive engages in conduct that constitutes willful gross negligence, willful misconduct, or unsatisfactory performance in carrying out the Executive’s duties under this Agreement, and, if curable, such breach remains uncured following fifteen (15) days prior written notice given by the Company to the Executive specifying such conduct;

(c) Executive has breached any covenant or any material provision of any agreement with the Company, including among other things, a willful and material breach of written Company policy, and, if curable, such breach remains uncured following fifteen (15) days’ prior written notice specifying such breach given by the Company to the Executive;

(d) Executive’s material violation of federal law or state law that the Board reasonably determines has had or is reasonably likely to have a material detrimental effect on the Company’s reputation or business; or

(e) Executive’s act of fraud or dishonesty in the performance of the Executive’s job duties.

2. “Change in Control” means any transaction or series of related transactions pursuant to which any individual or entity acquires (a) more than fifty percent (50%) of the issued and outstanding equity securities of the Company or (b) all or substantially all of the assets of the Company (in either case, whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of the Company’s equity securities by sale, exchange or transfer of the Company’s consolidated assets or otherwise), provided that, where applied to compensation subject to Section 409A, any acceleration of or change in payment shall only apply (if required by Section 409A) if the corporate transaction is also a change in control event described in Treasury Regulation 1.409A-3(i)(5).

3. “Good Reason” means:

(a) that Executive, without Executive’s express, written consent, has incurred a material reduction in authority, title, duties or responsibilities at the Company or a successor employer (with respect to a termination in connection with a Change in Control, relative to Executive’s authority, title, duties or responsibilities immediately prior to the Change in Control);

(b) that Executive, without Executive’s express, written consent, has suffered a material breach of this Agreement by the Company or a successor employer;

(c) that Executive, without Executive’s express, written consent, has been required to relocate or travel more than fifty (50) miles from Executive’s then current place of employment in order to continue to perform the duties and responsibilities of Executive’s position (not including customary travel as may be required by the nature of Executive’s position); or

(d) that Executive, without Executive’s express, written consent, has been directed by the Board to violate knowingly and intentionally any material state, federal or foreign law, rule or regulation applicable to the Company.

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APPENDIX B

FORM OF RELEASE

In consideration for the payments and benefits to be provided pursuant to Section 3 of the amended offer letter (the “Agreement”) entered into by and between                          (“Executive”) and Lyell Immunopharma, Inc., a Delaware corporation (the “Company”), with an effective date of                      , 202[    ], Executive agrees to the following:

(a) Executive represents that Executive has not filed any complaints, charges or lawsuits against the Company with any governmental agency or any court.

(b) Executive expressly waives all claims, whether known or unknown, against the Company and releases the Company, and any of the Company’s past, present or future parent, affiliated, related, and/or subsidiary entities, and all of the past and present directors, stockholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with the Company (collectively, the “Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), including but not limited to claims arising from Title VII of the Civil Rights Act of 1964 (42 U.S.C. §2000e); Sections 1981 through 1988 of Title 42 of the United States Code; the Washington Law Against Discrimination, the California Fair Employment and Housing Act (Cal. Govt. Code §12900 et seq.); the Americans with Disabilities Act; the Age Discrimination in Employment Act (29 U.S.C. §§621-633a) (“ADEA”); the Older Workers’ Benefit Protection Act; Section 132a of the California Labor Code; The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan); the Immigration Reform and Control Act; The Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Family Medical Leave Act; any claims under Washington or other state laws, and any other federal, state or local law, rule, regulation or ordinance; any public policy, contract, tort or common law; or, any basis for recovering costs, fees, or other expenses including attorneys’ fees; and claims of intentional infliction of emotional distress; breach of implied contract; or any other statute or common law principle of similar effect, known or unknown, which Executive now has, owns, or holds, or claims to have, own or hold, or which Executive at any time heretofore had, owned, or held, or claimed to have, own, or hold or which Executive at any time hereinafter may have, own, or hold, or claim to have, own, or hold, against each or any of Executive’s Releasees, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency, arising from acts, events, or circumstances occurring on or before the date of this Agreement. (the “Release”); provided, however, notwithstanding anything to the contrary set forth herein, that this Release shall not extend to (i) benefit claims under employee pension benefit plans in which Executive is a participant by virtue of Executive’s employment with the Company or its subsidiaries or to benefit claims under employee welfare benefit plans for occurrences (e.g., medical care, death, or onset of disability) arising after the execution of this Release by Executive, (ii) Executive’s rights under any stock option or other equity incentive agreement between Executive and Company (or any successor thereto) or under the stock option plans of the Company (or any successor thereto), (iii) any rights to ownership as a stockholder of the Company (or any successor thereto); (iv) Executive’s rights under the Agreement; (v) any rights pursuant to an agreement entered into in connection with a Change in Control (as defined in the Agreement) (including, without limitation, agreements entered into between the Company and any acquirer of the Company) or otherwise accruing to Executive as a result of, or related to a Change in Control, (vi) any claims Executive may have for indemnification pursuant to the Company’s certificate of incorporation, bylaws, law, contract or Company policy, (vii) any claims for coverage under any applicable directors’ and officers’ insurance policy in accordance with the terms of such policy, or (viii) any claims arising from events that occur solely after the date Executive signs this Release. Nothing in this Release precludes Executive from entitlement to any monetary recovery awarded by the Securities and Exchange Commission in connection with any action asserted by the Securities and Exchange Commission.

California Civil Code Section 1542 Waiver. Executive expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code, and to the extent applicable any similar laws or statutes of any and all other States, and does so understand and acknowledge the significance and consequence of such specific waiver of Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Immunity under the Defend Trade Secrets Act of 2016. The federal Defend Trade Secrets Act of 2016 provides immunity in certain circumstances to Company employees, contractors, and consultants for limited disclosures of Company trade secrets. Specifically, Company employees, contractors, and consultants may disclose trade secrets:

(1)

in confidence, either directly or indirectly, to a Federal, State, or local government official, either directly or indirectly, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or

(2)	“in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Additionally, Company employees, contractors, and consultants who file retaliation lawsuits for reporting a suspected violation of law may also use and disclose related trade secrets in the following manner:

(1)	the individual may disclose the trade secret to his/her attorney, and

(2)

the individual may use the information in related court proceeding, as long as the individual files documents containing the trade secret under seal, and does not otherwise disclose the trade secret “except pursuant to court order.”

Executive understands that this Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA). Executive understands and warrants that Executive has been given a period of twenty-one (21) days to review and consider this Release or forty-five (45) days if Executive’s termination is part of a group reduction in force. Executive further warrants that Executive understands that, with respect to the release of age discrimination claims only, Executive has a period of seven days (7) after execution of this Release to revoke the release of age discrimination claims by notice in writing to the Company.

EXECUTIVE ACKNOWLEDGES ALL OF THE FOLLOWING:

(A) I HAVE CAREFULLY READ AND HAVE VOLUNTARILY SIGNED THIS RELEASE;

(B) I FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS RELEASE, INCLUDING THE WAIVER OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT; AND

(C) PRIOR TO SIGNING THIS RELEASE, I HAVE BEEN ADVISED OF MY RIGHT TO CONSULT, AND HAVE BEEN GIVEN ADEQUATE TIME TO REVIEW MY LEGAL RIGHTS WITH AN ATTORNEY OF MY CHOICE.

Executive Signature

Executive Name (Print)

Date